Exhibit 99.1

Aridis Pharmaceuticals Strengthens Intellectual Property Portfolio With Additional Broad Patent Coverage For Multiple Product Candidates

New patents add to previously issued U.S. and international counterpart patents and patent applications that form Aridis’s fully human monoclonal antibody patent portfolio

SAN JOSE, Calif., Sept. 24, 2018 /PRNewswire/ — Aridis Pharmaceuticals, Inc. (Nasdaq: ARDS), a biopharmaceutical company focused on the discovery and development of targeted immunotherapy using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections, today announced the further strengthening of its intellectual property estate with the issuance of additional broad patent coverage for two of its product candidate mAbs, AR-201and AR-401.

“Using fully human mAbs as an immunotherapy for the treatment of severe, potentially life-threatening infections is a novel approach that has demonstrated encouraging results in safety and efficacy in mid-stage clinical trials, potentially resulting in improved medical outcomes,” stated Vu Truong, Ph.D., Founder and CEO of Aridis. “Ensuring a strong intellectual property position around our various mAbs is fundamental to advancing our clinical and preclinical programs, and the claims granted in these particular patents speak to the novelty of our science.”

“These allowances further broaden and strengthen our patent estate; comprised of 10 distinct patent families that cover our products and technologies. Collectively, Aridis has worldwide exclusive rights to more than 110 issued patents and patents pending,” Dr. Truong added.

Additional information about the granted and allowed patent protection and titles are below:

•                  AR 401: ‘Novel targets ofAcinetobacter baumannii’ (Original title)

•                  AR 201: ‘Human Monoclonal Antibody Specific for the F Protein of Respiratory Syncytial Virus (RSV)’

AR-401

The United States Patent and Trademark Office (USPTO) has issued a Notice of Allowance for U.S. Patent Application No.15/427,976; 15/896,791, 15/896,711, concerning multiple targets and monoclonal antibodies directed against a number of targets including Gram-negative bacteria,Acinetobacter baumannii (A. baumannii). A. baumannii is an emerging Gram-negative bacteria that is increasingly resistant to many antibiotics and has been associated with many life-threatening infections in pneumonia, bacteremia, and skin & soft tissues. This complements the original issued patent U.S. No. 9,597,387 which is expected to provide protection to at least 2032.

This AR-401 patent family includes issued patents in Australia, China, Europe and patent applications are pending in Canada, China (divisional), Japan (divisional) and the U.S. (divisional). Claims in these patents and applications include those directed to certain vaccine compositions and to mAbs against outer membrane protein targets. Patents and patent pending applications in this family are expected to expire in 2032.

AR-201

The U.S. Patent and Trademark Office (USPTO) has granted Aridis U.S. Patent No. U.S. 10,081,671, that includes composition of matter and method for production for a fully human monoclonal antibody directed against respiratory syncytial virus (RSV). RSV is a major cause of lower respiratory tract infections and hospital visits during infancy and childhood. The issuance of this new patent, expected to provide protection until 2034, brings the Company’s total number of patents or patents pending of AR-201 to seven. The patent estate for AR-201 comprises patent and patent pending applications in the U.S., Canada, China, India, and Europe.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Aridis’s expectations, strategy, plans or intentions. These forward-looking statements are based on Aridis’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the timing of regulatory submissions, Aridis’s ability to obtain and maintain regulatory approval of its existing product candidates and any other product candidates it may develop, approvals for clinical trials may be delayed or withheld by regulatory agencies, risks relating to the timing and costs of clinical trials, risks associated with obtaining funding from third parties, management and employee operations and execution risks, loss of key personnel, competition, risks related to market acceptance of products, intellectual property risks, risks associated with the uncertainty of future financial results, Aridis’s ability to attract collaborators and partners and risks associated with Aridis’s reliance on third party organizations.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Aridis does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

About Aridis Pharmaceuticals, Inc.

Aridis (Nasdaq: ARDS) is a late-stage biopharmaceutical company focused on discovering and developing targeted immunotherapies using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections. The use of mAbs represents an innovative treatment approach that harnesses the human immune system to fight infections and is designed to overcome the deficiencies associated with the current standard of care, broad spectrum antibiotics. Such deficiencies include, but are not limited to, increasing drug resistance, short duration of response, perturbation of the human microbiome, and lack of differentiation among current treatments. Aridis’  pipeline includes AR-101, a fully human immunoglobulin mAb targeting P.

aeruginosa serotype O11, which accounts for approximately 22% of all P. aeruginosa hospital acquired infections worldwide; AR-301, a fully human immunoglobulin 1, or IgG1, mAb targeting hospital-acquired pneumonia, or HAP,  and ventilator-associated pneumonia, or VAP,  S. aureus alphatoxin; AR-105, a fully human IgG1 mAb being developed to treat acute pneumonia caused by P. aeruginosa infection; AR-501, a broad spectrum small molecule anti-infective being developed to manage both chronic lung infections in cystic fibrosis patients; AR-401, our preclinical mAb program aimed at treating infections caused by Acinetobacter baumannii; and AR-201, a fully human IgG1 mAb that neutralizes diverse clinical isolates of respiratory syncytial virus, or RSV.

For additional information on Aridis, please visit https://aridispharma.com/.

Contact:
Lisa Sher
Head of Investor & Public Relations
Sherl@aridispharma.com
+1 (970) 987-2654 (Direct)